CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-201422 and 333-36390) on Form S-8 of Fuel Tech, Inc. of our report dated March 11, 2020, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Chicago, Illinois
March 11, 2020